Exhibit 3.1

AMENDED AND RESTATED COMPANY AGREEMENT

OF

BUDA JUICE, LLC

A Texas Limited Liability Company

Dated as of September 18,2015

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	1

ARTICLE II
ORGANIZATION.		2
2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office in the United States; Other Offices	2
2.4	Purposes	2
2.5	Foreign Qualification	2
2.6	Term	2
2.7	Mergers and Exchanges	3
2.8	No State-Law Partnership	3

ARTICLE III
MEMBERSHIP; DISPOSITIONS OF INTERESTS		3
3.1	Members	3
3.2	Representations and Warranties	3
3.3	Admission of Additional Members; Incentive Units	3
3.4	Restrictions on the Transfer of a Membership Interest	4
3.5	Permitted Transfers	4
3.6	Right of First Refusal	5
3.7	Co-Sale Rights	7
3.8	Drag-Along Rights	7
3.9	Transfers Upon Death of Member	8
3.10	Involuntary Transfers; Transfers Upon Divorce	9
3.11	Terms of Sale	10
3.12	Liability to Third Parties	11
3.13	Withdrawal	11
3.14	Lack of Authority	11
3.15	Preemptive Rights	11

ARTICLE IV
CAPITAL CONTRIBUTIONS		12
4.1	Initial Contributions	12
4.2	Subsequent Contributions	12
4.3	Return of Contributions	12
4.4	Advances by Members	12
4.5	Capital Accounts	12

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ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS		15
5.1	Allocation of Profits and Losses	15
52	Effect of Transfer of Unit	15
5.3	Tax and Regulatory Allocations	16
5.4	Distributions Generally	18
5.5	Distributions in Kind	18
5.6	Distributions; Order of Priority	18
5.7	Restrictions on Distributions	19
5.8	Overriding Distribution Rules	19
5.9	Limitation on Allocations and Distributions to Incentive Members	20

ARTICLE VI
MANAGERS		20
6.1	Management by Managers	20
6.2	Actions by Managers; Committees; Delegation of Authority and Duties	20
6.3	Number and Term of Office	21
6.4	Vacancies; Removal; Resignation	21
6.5	Meetings of Managers	22
6.6	Approval or Ratification of Acts or Contracts by Members	22
6.7	Action by Written Consent or Telephone Conference	23
6.8	Officers	23
6.9	Reimbursement	23
6.10	Equity Equivalent Plans	23

ARTICLE VII
MEETINGS OF MEMBERS		24
7.1	Meetings	24
72	Voting List	25
7.3	Proxies	25
7.4	Conduct of Meetings	25
7.5	Action by Written Consent or Telephone Conference	25

ARTICLE VIII
INDEMNIFICATION		26
8.1	Right to Indemnification	26
8.2	Insurance	27
8.3	Savings Clause	27

ARTICLE IX
TAXES
9.1	Tax Returns	27
9.2	Tax Elections	27
9.3	Tax Matters Partner	28

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ARTICLE X
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS		28
10.1	Maintenance of Books	28
10.2	Reports	28
10.3	Account	28

ARTICLE XI
WINDING UP, LIQUIDATION, AND TERMINATION		29
11.1	Events Requiring Winding Up	29
11.2	Winding Up and Termination	29
11.3	Deficit Capital Account	30
11.4	Certificate of Termination	30

ARTICLE XII
GENERAL PROVISIONS		30
12.1	Offset	30
12.2	Notices	30
12.3	Entire Agreement	31
12.4	Effect of Waiver or Consent	31
12.5	Amendment or Modification	31
12.6	Binding Effect	31
12.7	Governing Law; Severability	31
12.8	Further Assurances	32
12.9	Waiver of Certain Rights	32
12.10	Dispute Resolution	32
12.11	Indemnification	32
12.12	Notice to Members of Provisions of this Agreement	32
12.13	Counterparts	32
12.14	Creditors	33
12.15	Spouses	33
12.16	Representation	33

Exhibit A - Capitalization Table

Exhibit B - Consent and Certification

Schedule I - Definitions

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THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES ACTS IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS IS PROHIBITED UNLESS SUCH SALE OR DISPOSITION IS MADE IN COMPLIANCE WITH ALL SUCH APPLICABLE ACTS. ADDITIONAL RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS ARE SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED COMPANY AGREEMENT

OF

BUDA JUICE, LLC

A Texas Limited Liability Company

THIS AMENDED AND RESTATED COMPANY AGREEMENT OF BUDA JUICE, LLC (this “Agreement”), dated as of September 18, 2015 (the “Effective Date”), is executed and agreed to, for good and valuable consideration, by and among the Members (as hereinafter defined).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Business Code, by the filing of the Certificate with the Secretary of State of Texas;

WHEREAS, the Company adopted the Company Agreement, dated as of October 23, 2013 (the “Original Agreement”); and

WHEREAS, in order to reflect the admission of additional Members and certain other amendments and other provisions agreed to herein, the Members desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms contained herein shall have the meanings set forth in Schedule 1, which is incorporated by reference herein.

1.2 Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in Schedule 1 and elsewhere in this Agreement include the plural as well as the singular;

(b) Whenever the context requires, the gender of all words used in this Agreement includes the masculine,feminine, and neuter;

(c) The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision;

(d) All accounting terms not otherwise defined in this Agreement have the meanings ascribed to them m accordance with GAAP;

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(e) All dollar amounts are expressed in United States funds;

(f) The terms “include,” “includes,” and “including” are not limiting;

(g) The term “or” means “and/or”; and

(h) Unless the context clearly indicates otherwise, all references to an Article or a Section refer to articles and sections of this Agreement, and all references to Schedules or Exhibits are to Schedules or Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been formed as a Texas limited liability company by the filing of a Certificate of Formation (as may be amended or restated from time to time, the “Certificate”) under and pursuant to the Business Code and the issuance of a certificate of filing for the Company by the Secretary of State of Texas.

2.2 Name. The name of the Company is “Buda Juice, LLC”; all Company business must be conducted in that name or such other names that comply with applicable law as the Managers may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Business Code to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate or such other office as the Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Managers may designate from time to time, which need not be in the State of Texas, and the Company shall maintain records there as required by Section 101.501 of the Business Code and shall keep the street address of such principal office on file at the registered office of the Company in the State of Texas. The Company may have such other offices as the Managers may designate from time to time.

2.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Business Code, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Texas, the Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6 Term. The Company shall continue in existence until after the business and affairs of the Company are wound up in accordance with the provisions of ARTICLE XI of this Agreement.

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2.7 Mergers and Exchanges. The Company may be a party to a merger, consolidation, conversion, or other reorganization or fundamental business transaction of the types permitted by the Business Code.

2.8 No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise. This Section 2.8 shall not, however, prohibit the Company from becoming a partner or joint venturer of a partnership or joint venture with one or more other Persons.

ARTICLE III

MEMBERSHIP; DISPOSITIONS OF INTERESTS

3.1 Members. The Members of the Company, their number of Units owned, their respective Undistributed Capital Amounts (if any), their Capital Account Balance, and their Sharing Ratios are set forth on the Capitalization Table.

3.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that (a) if that Member is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (b) if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the law of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (c) if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b), or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof; (d) that Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (e) that Member has duly executed and delivered this Agreement; and (f) that Member’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

3.3 Admission of Additional Members; Incentive Units. Subject to Section 3.3(a) and Section 3.15, additional Persons may be admitted to the Company as Members, and Units (or options or warrants exercisable for Units or other securities convertible into Units) may be issued to those Persons upon the approval of the Managers (such Units, “New Units”), on such terms and conditions as the Managers may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratio and the Capital Contribution applicable thereto. Any such admission shall be effective only after the new Member has executed and delivered to the Company a Consent and Certification. Upon admission of a new Member pursuant to this Section 3.3, the Sharing Ratio of each Member shall be adjusted in accordance with the Members’ previous Sharing Ratios, and the Company shall amend the Capitalization Table, and, if appropriate, any other provision of this Agreement, to reflect the addition of the new Member and to reflect the adjustment in the Sharing Ratios and the rights and preferences of the Members after such issuance and any other rights and preferences applicable to the New Units.

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Notwithstanding the foregoing, the failure of the Company to amend the Capitalization Table shall not prevent the effectiveness of or otherwise affect the underlying adjustments that would be reflected in such an amendment to the Capitalization Table.

(a) Subject to the Compensatory Interest Cap, the Company is authorized to issue New Units to the Company’s officers, managers, advisors, employees, and consultants (“Incentive Units”) in such amounts and on such terms as the Managers determine to be appropriate. Any Incentive Units issued by the Company shall be (i) non-voting and shall not be considered to be outstanding for purposes of any matters with respect to which a vote of the Members is required pursuant to the Business Code or this Agreement, and (ii) subject to certain restrictions as are provided in the applicable Award Agreement. The issuance and ownership of any Incentive Units shall be governed by (i) this Agreement and (ii) any applicable Award Agreement. Except as otherwise provided in this Agreement or in any applicable Award Agreement, for purposes of this Agreement, Incentive Units shall be considered Units, and the holder of an Incentive Unit shall be considered a Member, with all rights and obligations associated therewith.

(b) To the extent any Incentive Units are issued by the Company on or after the Effective Date, it is intended that such Incentive Units constitute “profits interests” in the Company within the meaning of Rev. Proc. 93-27 and Rev. Proc. 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law), for services rendered or to be rendered to the Company by the recipient. Accordingly, the Capital Account with respect to such Incentive Units attributed to the recipient at the time of issuance will be $0. The Company and the Members, including the holders of Incentive Units, shall file all federal income tax returns consistent with such characterization. All Members, whether parties to this Agreement as of the Effective Date or admitted after the Effective Date, consent that the Company may take all actions, including amending this Agreement, necessary or appropriate to cause the Incentive Units to be treated as profits interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such interests are subject to risk of forfeiture, including any action required by the Company under Internal Revenue Service Revenue Procedure 2001-43, unless superseded.

(c) The Managers are hereby authorized to make any other adjustments to the Capital Accounts and distribution provisions of this Agreement as necessary to reflect the intent of the Members as described in this Section 3.3(a).

3.4 Restrictions on the Transfer of a Membership Interest. Except as specifically provided in this Agreement, a Transfer of Units may not be effected without the consent of the Managers. Any attempted Transfer by a Person of an interest or right, or any part thereof, in or in respect of the Company other than in accordance with this Agreement shall be, and is hereby declared, null and void ab initio; in enforcing this provision, the Company may hold and refuse to Transfer any Units in addition and without prejudice to any and all other rights or remedies which may be available to the Company.

3.5 Permitted Transfers.

(a) Subject to the provisions of Sections 35(b), (c), and (d) ,a Person to whom any Units are Transferred in accordance with this Agreement has the right to be admitted to the Company as a Member with the Sharing Ratio so Transferred to such Person, only if (i) the Transferor (or if the Transfer is on account of the liquidation, death, or disability of the Transferor, its representative) grants the transferee the right to be so admitted, and (ii) such Transfer is consented to in accordance with this Agreement. Notwithstanding the foregoing sentence, Transfers made pursuant to Sections 3.6, 3.7, 3.9, and 3.10 do not require the specific approval of the Transferor, the other Members, or the Managers.

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(b) The Company shall be entitled to not recognize any purported Transfer of Units unless and until the other applicable provisions of this Section 3.5 have been satisfied and the Managers have received, on behalf of the Company, a Consent and Certification executed by the Person to whom or which the Unit or part therof is Transferred and such Person’s spouse, if any, and a document (i) executed by both the Transferor (or if the Transfer is on account of the liquidation, death, or disability of the Transferor, its Personal Representative) and the Person to whom or which the Unit or part thereof is Transferred, (ii) including the notice address of any Person to be admitted to the Company as a Member, (iii) setting forth the Sharing Ratios after the Transfer of the Transferor and the Person to whom or which the Unit or part thereof is Transferred (which together must total the Sharing Ratio of the Transferor before such Transfer), and (iv) containing a representation and warranty that the Transfer was made in accordance with all applicable laws and regulations (including federal and state securities laws) and, if the Person to whom or which the Unit or part thereof is Transferred is to be admitted to the Company, such Person’s representation and warranty that the representations and warranties in Section 3.2 are true and correct with respect to such Person. Each Transfer and, if applicable, admission complying with the provisions of this Section 3.5(b) is effective as of the first day of the calendar month immediately succeeding the month in which the Managers receive the notification of Transfer and the other requirements of this Section 3.5 have been met.

(c) For the right of a Member to Transfer a Unit or any part thereof or of any Person to be admitted to the Company in connection therewith to exist or be exercised, (i) either (A) the Units or part thereof subject to the Transfer or admission must be registered under the Securities Act and any applicable state securities laws, or (B) the Company must receive a favorable opinion of legal counsel acceptable to the Managers to the effect that the Transfer or admission to the Company is exempt from registration under those Jaws, and (ii) the Company must receive a favorable opinion of legal counsel acceptable to the Managers to the effect that the Transfer or admission to the Company, when added to the total of all other Transfers within the preceding 12 months, would not result in the Company being considered to have terminated within the meaning of Section 708 of the Code. The Managers, however, may at their discretion waive the requirements of this Section 3.S(c).

(d) The Transferor and any Person admitted to the Company in connection with a Transfer shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Transfer or admission to the Company (including the legal fees incurred in connection with the legal opinions referred to in Section 3.5(c)) on or before the 10th day after the receipt by that Person of the Company’s invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Interest Rate.

3.6 Right of First Refusal.

(a) Option. Each time a Member proposes to make a Transfer of any of such Member’s Units pursuant to a bona fide offer from a Person other than a party to this Agreement, such Transferor shall so inform the Company by notice in writing (the “ROFR Sale Notice”) stating the number of Units that are the subject of such proposed Transfer (the “Offered Units”), the identity of the proposed transferee, and the other terms and conditions of such proposed Transfer, including any consideration proposed to be received for the Offered Units (and, if the proposed Transfer is to be wholly or partly for consideration other than money, the ROFR Sale Notice shall state the proposed price as being equal to the amount of the monetary consideration, if any, plus the fair market value of the other consideration, which valuation shall be subject to the Managers’ approval) (collectively,and on a per Unit basis, the “ROFR Purchase Price”). The Managers shall promptly deliver a copy of the ROFR Sale Notice to each Member other than the Transferor (the “Remaining Members”). By giving the ROFR Sale Notice, the Transferor shall be deemed to have granted to the Company and the Remaining Members an option to purchase the Offered Units for the price and upon the terms and conditions set forth in this Section 3.6 and Section 3.11. This Section 3.6 shall not apply to any Drag-Along Transaction as described in Section 3.8.

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(b) Election to Exercise by the Company. On or before the 30th day (the “ROFR Company Notice Deadline”) following the date the Company receives the ROFR Sale Notice, the Company shall notify all of the Remaining Members of the amount of the Offered Units that the Company elects to purchase.

(c) Election to Exercise by Members. If the Company notifies the Remaining Members that the Company will exercise the Company’s option to purchase none or less than all of the Offered Units, or if the Company fails to timely notify the Remaining Members of the Company’s exercise in accordance with Section 3.6(b), then each of the Remaining Members shall have until the 15th day following the ROFR Company Notice Deadline within which to notify the Company of such Remaining Member’s election to purchase such Remaining Member’s pro rata portion (determined by dividing (x) the Units held by such Remaining Member by (y) the total Units held by all Remaining Members), or a lesser amount, of the Offered Units that the Company does not timely elect to purchase. If any of the Remaining Members does not timely elect to purchase all of such Remaining Member’s pro rata portion of the Offered Units (all such Offered Units that the Remaining Members do not timely elect to purchase, the “Remaining Offered Units”), then the Company shall, within 20 days after the ROFR Company Notice Deadline, notify the Remaining Members of the availability of the Remaining Offered Units, and each Remaining Member that elected to purchase all of such Remaining Member’s pro rata portion of the Offered Units may elect, by notifying the Company in writing within 30 days after the ROFR Company Notice Deadline, to purchase such Remaining Member’s pro rata portion (determined by dividing (x) the Units held by such Remaining Member by (y) the total Units held by all Remaining Members electing to purchase their pro rata portions of the Remaining Offered Units) of the Remaining Offered Units.

(d) Manner of Exercise. Upon determination of the amount of the Offered Units to be purchased by the Company or the Remaining Members, the Company, on the Company’s behalf and on behalf of the Remaining Members who are purchasing the Offered Units, shall give notice of exercise to the Transferor within 40 days after the ROFR Company Notice Deadline. Subject to Section 3.11(e). the Closing of any purchases made by the Company or the Remaining Members pursuant to this Section 3.6 will take place on the later of (i) the closing date specified in the ROFR Sale Notice or (ii) 50 days after the ROFR Company Notice Deadline.

(e) Failure to Exercise. If the Company or the Remaining Members do not elect to purchase all of the Offered Units pursuant to this Section 3.6, the amount of Offered Units not purchased by the Company or the Remaining Members may be disposed of by the Transferor, subject to Section 3.7, to the prospective transferee named in the ROFR Sale Notice, for the price and on the terms and conditions set forth in the ROFR Sale Notice, at any time within 120 days after the ROFR Company Notice Deadline. provided that each transferee shall, prior to a Transfer to such transferee, agree to be bound by the terms and conditions of this Agreement by executing and delivering to the Company a Consent and Certification. Any portion of the Offered Units not so disposed of within such 120-day period shall remain subject to all of the provisions of this Agreement.

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3.7 Co-Sale Rights. If the Transferor proposes to Transfer any or all of its Units pursuant to a bona fide offer from a Person other than a party to this Agreement, and if the Company and the Remaining Members elect not to purchase or obtain all of the Offered Units pursuant to Section 3.6 (such proposed Transfer, a “Co-Sale Transaction”), the Remaining Members shall have the following rights:

(a) Each of the Remaining Members shall have the right to participate in the Co-Sale Transaction on the same terms and conditions, including price, subject to Section 3.7(e), as specified in the ROFR Sale Notice, which right shall be exercisable upon written notice (the “Co-Sale Election Notice”) to the Transferor (with a copy to the Company) within 10 days after the expiration of the 30-day period set forth in Section 3.6(c). The Co-Sale Election Notice shall indicate the maximum number of Units that such Remaining Member wishes to Transfer (up to the Maximum Co-Sale Units for such Remaining Member) and the number of Units such Remaining Member would Transfer if one or more of the other Remaining Members do not elect to participate in the Transfer on the terms and conditions stated in the ROFR Notice.

(b) To the extent that any prospective transferee refuses to purchase the Remaining Member’s Units as provided in Section 3.7(a), the Transferor shall not Transfer its Units to any such prospective transferee unless and until such transferee accepts the Transfer of the Units of the Remaining Members who deliver a Co-Sale Election Notice on the same terms and conditions as set forth in the ROFR Notice, subject to Section 3.7(e).

(c) The exercise or non-exercise of the rights of the Remaining Members pursuant to this Section 3.7 shall not adversely affect their rights to participate in subsequent Transfers by the Transferor. If none of the Remaining Members elect to participate in the Transfer of the Offered Units, the Transferor may, not later than 90 days after the expiration of the Remaining Members’ right to participate in the Transfer pursuant to this Section 3.7, effect the Transfer on terms and conditions not more favorable to the Transferor than those described in the ROFR Notice.

(d) Any proposed Transfer on terms and conditions more favorable to the Transferor than those described in the ROFR Sale Notice shall be subject to the rights of the Company and the Remaining Members and shall require compliance by the Seller with Section 3.6 and this Section 3.7.

(e) Notwithstanding the price set forth in the ROFR Notice for the Units proposed to be transferred by the Transferor, the price for each Unit proposed to be transferred by Remaining Members who exercise their rights pursuant to this Section 3.7 shall be subject to adjustment to take into account any differences between each such Remaining Members’ Undistributed Capital Amount and the Transferor’s Undistributed Capital Amount.

(f) Any Transfer by a Remaining Member of Units pursuant to this Section 3.7 shall not be subject to Section 3.6.

3.8 Drag-Along Rights.

(a) If (i) the Company or a Required Interest receive an offer to purchase all of the outstanding Units or all or substantially all of the Company’s assets (an“Acquisition Transaction”), and (ii) a Required Interest desires that such offer be accepted, then the Company shall send written notice to all of the Members not less than 20 days prior to the closing of the Acquisition Transaction.

(b) The notice delivered pursuant Section 3.8(a) shall state that a Required Interest proposes to effect the Acquisition Transaction and shall set forth the material terms and conditions of the Acquisition Transaction, including the name or names of the Persons offering to acquire all of the Units outstanding or all or substantially all of the operating assets of the Company (the “Offeror”) and the proposed purchase price or other consideration to be paid or delivered by the Offeror. Such notice shall be accompanied by copies of documents between the Company and the Offeror, or other material sufficient to establish the material terms and conditions of the Acquisition Transaction. If such notice is sent by the Company, the Members shall take all action (including voting their Units in favor of the Acquisition Transaction) requested by the Company to cause the consummation of the Acquisition Transaction, and if the Acquisition Transaction is consummated, each of the Members shall be (to the extent required by the Acquisition Transaction) obligated to transfer all of its Units, upon substantially the same terms and conditions, subject to Section 3.8(a) (including execution of documents required in connection with the Acquisition Transaction), as agreed to by the Required Interest, in accordance with the form of transaction described in the notice.

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(c) Upon any transfer of Units pursuant to this Section 3.8, the price payable to each Member in the Acquisition Transaction shall be determined by a hypothetical sale of assets of the Company followed by the liquidation and dissolution of the Company and a distribution of sale proceeds pursuant to Section ll .2(d).

3.9 Transfers Upon Death of Member.

(a) Option. With respect to Members that are natural persons, upon the death of a Member, the Member Representative for such Member shall promptly give notice of such death (the “Death Notice”) to the Company, and the Member Representative shall be deemed to have granted to the Company and the other Members (the “Surviving Members”) an option to purchase any and all of the Units owned or controlled by the Member Representative (the “Estate Units”) for the price and upon the terms and conditions set forth in Section 3.11 and this Section 3.9.

(b) Election to Exercise by the Company. On or before the 30th day (the “Death Company Notice Deadline”) following the date the Company receives the Death Notice, the Company shall notify all Surviving Members of the amount of the Estate Units that the Company elects to purchase.

(c) Election to Exercise by Members. lf the Company notifies the Surviving Members that the Company will exercise the Company’s option to purchase none or less than all of the Estate Units, or if the Company fails to timely notify the Surviving Members of the Company’s exercise in accordance with Section 3.9(b). then each Surviving Member shall have until the 15th day following the Death Company Notice Deadline to notify the Company of such Surviving Member’s election to purchase such Surviving Member’s pro rata portion (determined by dividing (x) the Units held by such Surviving Member by (y) the total Units held by all Surviving Members), or a lesser amount, of the Estate Units that the Company does not timely elect to purchase. If any Surviving Member does not timely elect to purchase all of such Member’s pro rata portion of the Estate Units (all such Estate Units that the Surviving Members do not timely elect to purchase, the “Remaining Estate Units”), then the Company shall, within 20 days after the Death Company Notice Deadline, notify the Surviving Members of the availability of the Remaining Estate Units, and each Surviving Member that elected to purchase all of such Surviving Member’s pro rata portion of the Estate Units may elect, by notifying the Company in writing within 30 days after the Death Company Notice Deadline, to purchase such Surviving Member’s pro rata portion (determined by dividing (x) the Units held by such Surviving Member by (y) the total Units held by all Surviving Members electing to purchase their pro rata portions of the Remaining Estate Units) of the Remaining Estate Units.

(d) Manner of Exercise. Upon determination of the amount of the Estate Units to be purchased by the Company or the Surviving Members, the Company, on the Company’s behalf and on behalf of the Surviving Members who are purchasing the Estate Units, shall give notice of exercise to the Seller within 40 days after the Death Company Notice Deadline.

(e) Failure to Exercise. If the Company or the Surviving Members do not elect to purchase all of the Estate Units within the period provided, then the Member Representative may Transfer (without further consent by the Managers) all remaining Estate Units to any spouse or lineal descendants of the deceased Member or to any trust for the benefit of such deceased Member’s spouse or lineal descendants.

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3.10 Involuntary Transfers; Transfers Upon Divorce.

(a) Option. If any Member (the “Bankrupt Member”) shall (i) be adjudicated as bankrupt or insolvent, (ii) file a petition in bankruptcy, reorganization, insolvency, readjustment of debt, or arrangement under any bankruptcy, insolvency, dissolution, or liquidation law, file an answer admitting the material allegations of a petition filed against him in any proceeding under such law, or take any action for the purpose of effecting any of the foregoing, (iii) become an involuntary debtor in a case under either Chapter 7 or 11 of the United States Bankruptcy Code and fails to achieve a dismissal of the case within 90 days, or, with respect to a Chapter 11 case in which an order for relief is entered prior to the expiration of 90 days, fails to achieve confirmation of a plan of reorganization within 180 days of the commencement of the involuntary case, or (iv) have issued or levied against any of such Member’s Units any writ or warrant of attachment or execution or similar process and the same shall not be released, vacated, or bonded within 60 days after issue or levy, such Bankrupt Member shall give notice of such event (the “Bankruptcy Notice”) to the Company. By the Bankrupt Member giving the Bankruptcy Notice, the Bankrupt Member shall be deemed to have granted to the Company and the other Members (the“Non-Bankrupt Members”) a right to purchase all or a portion of the Bankrupt Member’s Units (the “Bankruptcy Units”) for the price and upon the terms and conditions set forth in Section 3.11 and this Section 3.10.

(b) Exercise by Company. On or before the 30th day (the “Bankruptcy Company Notice Deadline”) following the date the Company receives the Bankruptcy Notice, the Company may exercise the right to purchase all or any portion of the Bankruptcy Units and shall notify the Members of such exercise (or refusal of the Company to exercise).

(c) Exercise by Non-Bankrupt Members. If the Company does not elect to purchase all of the Bankruptcy Units, then, within 15 days after the Bankruptcy Company Notice Deadline, each of the Non-Bankrupt Members may exercise the right to purchase all or any portion of the Bankruptcy Units not purchased by the Company and shall notify the Company of such Non-Bankrupt Member’s election to purchase such Non-Bankrupt Member’s pro rata portion (determined by dividing (x) the Units held by such Non-Bankrupt Member by (y) the total Units held by all Non-Bankrupt Members), or a lesser amount, of the Bankruptcy Units not purchased by the Company. If any of the Non-Bankrupt Members does not timely elect to purchase all of such Non-Bankrupt Member’s pro rata portion of the Bankruptcy Units (all such Bankruptcy Units that the Non-Bankrupt Members do not timely elect to purchase, the “Remaining Bankruptcy Units”), then the Company shall, within 20 days after the Bankruptcy Company Notice Deadline, notify the Non-Bankrupt Members of the availability of the Remaining Bankruptcy Units, and each Non-Bankrupt Member that elected to purchase all of such Non-Bankrupt Member’s pro rata portion of the Bankruptcy Units may elect, by notifying the Company in writing within 30 days after the Bankruptcy Company Notice Deadline, to purchase such Non-Bankrupt Member’s pro rata portion (determined by dividing (x) the Units held by such Non-Bankrupt Member by (y) the total Units held by all Non-Bankrupt Members electing to purchase their pro rata portions of the Remaining Bankruptcy Units) of the Remaining Bankruptcy Units.

(d) Manner of Exercise. Upon determination of the amount of the Bankruptcy Units to be purchased by the Company or the Non-Bankrupt Members, the Company, on the Company’s behalf and on behalf of the Non-Bankrupt Members, shall give notice of exercise to the Bankrupt Member within 40 days after the Bankruptcy Company Notice Deadline.

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(e) Involuntary Transfers Upon Divorce. If any Member or Principal shall get divorced (in either case, the“Divorced Member”), the following provisions shall apply:

(i) Whether or not the Divorced Member is required to relinquish all or any part of its Membership Interest pursuant to a decree of a court in the divorce proceedings, the Divorced Member’s spouse (the “Divorced Spouse”) shall be obligated to sell to the Divorced Member, and the Divorced Member shall have the option, but not the obligation, to purchase from the Divorced Spouse, all or any portion of the Membership Interest owned or to be owned by the Divorced Spouse (the“Divorced Spouse’s Interest”). If the Divorced Member fails to purchase all of the Divorced Spouse’s Interest within 30 days of the date the divorce decree is entered and becomes final, the Divorced Member shall deliver to the Company written notice (the “Divorce Notice”) of the entry of the divorce decree and a description of the Divorced Spouse’s Interest not purchased by the Divorced Member.

(ii) The Company shall have 60 days from the date it receives the Divorce Notice to elect by delivery of a written response to the Divorced Member and the Divorced Spouse to purchase all or any portion of the Divorced Spouse’s Interest not purchased by the Divorced Member.

3.11 Terms of Sale.

(a) Purchase Price.

(i) The purchase price for Units purchased under Section 3.6 shall be equal to the ROFR Purchase Price.

(ii) The purchase price for Units purchased under Sections 3.9 and 3.10 shall be equal to the Designated Fair Market Value of such Units.

(b) Method of Payment by the Company. If the Company purchases Units pursuant to any of Sections 3.6, 3.9, or 3.10, the Company shall have the sole discretion to pay the applicable purchase price in cash at Closing, pursuant to a promissory note, or pursuant to a combination of cash at Closing and a promissory note. If the Company elects, in its sole discretion, to issue a promissory note in connection with the purchase of Units pursuant to any of Sections 3.6, 3.9, or 3.10, then the following shall apply with respect to the payment of the purchase price for such Units (unless the Company and the selling Member, or the selling Member’s representative, otherwise agree):

(i) Any such promissory note (the “Note”) shall be an unsecured, nonnegotiable promissory note that shall provide for the payment of principal in three equal annual installments, the first of which shall be due on the first anniversary of the Closing. The Note shall bear interest, payable at the time each installment of principal is payable under the Note, at an annual rate equal to the lesser of (i) the prime rate of interest, as published in The Wall Street Journal on the date of the Closing or (ii) the maximum rate allowed by law, until all amounts under the Note have been paid. The Note shall provide full privilege of prepayment of all or any part of the principal and interest at any time without penalty or premium and shall provide for written notice and a 20-day cure period in the event of a failure to timely pay any installment.

(ii) Any such promissory note shall become immediately due and payable upon the contemporaneous sale (i.e.,a single transaction or a series of related transactions) of (A) all of the then-outstanding Units to a Person not affiliated with any of the Members or (B) all or substantially all of the Company’s then-current assets to a Person not affiliated with any of the Members.

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(c) Method of Payment by Members. Any Member purchasing any Units pursuant to any of Sections 3.6, 3.9,and 3.10 shall pay the applicable purchase price in cash at Closing.

(d) Consideration. The parties to this Agreement (i) acknowledge and agree that the purchase price payable pursuant to any of Sections 3.8, 3.9, and 3.10 is fair and reasonable (notwithstanding that the purchase price may be of nominal value) and (ii) will not challenge the enforceability or validity of such purchase price.

(e) Closing. Each Closing shall take place on (i) the day set forth elsewhere in this ARTICLE III or (ii) the 30th day following the final date on which the purchase is capable of being made or the option is capable of acceptance by any party (or if such date is not a Business Day, then the first Business Day thereafter) at 10:00 a.m., Dallas, Texas time, in the Company’s office, or at such other date and at such other time and place that may be agreed to by the parties who are purchasing and selling the Units; provided, however, that such Closing shall be (A) delayed as long as is reasonably necessary to allow for the determination of the Designated Fair Market Value of such Units and (B) delayed as long as is reasonably necessary to allow the representative, executor, or administrator of any Member whose Units are to be sold to properly qualify as such in order that such representative, executor, or administrator has all necessary authority to convey the Units. At the Closing, the parties to such transaction shall take all action necessary to convey the Units to be transferred in accordance with this Agreement, free of all liens and encumbrances.

3.12 Liability to Third Parties. No Member or Manager shall be liable for the debts, obligations, or liabilities of the Company, including under a judgment, decree,or order of a court.

3.13 Withdrawal. A Member does not have the right or power to withdraw from the Company as a Member except in connection with a Transfer of the entirety of such Member’s Membership Interest in accordance with Section 3.4.

3.14 Lack of Authority. No Member (other than a Manager or an officer acting in that capacity) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

3.15 Preemptive Rights.

(a) If the Company proposes to undertake an issuance or sale of New Units, it shall provide written notice (the “Preemptive Rights Notice”) to each Equity Member of such intention, describing the type of New Units, the price per New Unit and the general terms upon which the Company proposes to issue or sell the New Units. Each Equity Member shall have 15 days from the date the Preemptive Rights Notice is delivered to give the Company written notice of such Equity Member’s election to purchase all or any portion of its pro rata share (in accordance with such Member’s Sharing Ratio) of such New Units for the price and upon the general terms specified in the Preemptive Rights Notice. Such Equity Member’s notice shall state the quantity of New Units such Equity Member desires to purchase. Any Equity Member who does not provide such notice to the Company within such 15-day period shall be deemed to have waived such Equity Member’s preemptive rights with respect to such New Units, provided the Company consummates the issuance thereof within 90 days after it provides the Preemptive Rights Notice to the Equity Members at a price equal to or higher than the price specified in the Preemptive Rights Notice. Each Equity Member properly electing to purchase New Units pursuant to this Section 3.15(a) shall be entitled to purchase such Equity Member’s pro rata share (in accordance with such Member’s Sharing Ratio) of the number of New Units specified in the Preemptive Rights Notice. If any New Units remain after the application of the preceding sentence, the Company shall notify the fully electing Equity Members, and such Equity Members shall be entitled, for a period of ten days thereafter, to purchase any amount of such remaining New Units (with any over-subscription thereof decreased to be as near as possible to pro rata in accordance with their relative number of Units (excluding from the denominator any Units owned by any Equity Member other than the fully electing Equity Member)). Any New Units remaining thereafter may be issued by the Company within 90 days after it provides the Preemptive Rights Notice to the Equity Members on terms no less favorable to the Company than those contained in the Preemptive Rights Notice.

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(b) Notwithstanding Section 3.15(a). the rights of the Equity Members under this Section 3.15 shall not apply to or otherwise restrict the issuance of the following Units:

(i) Units, or any securities convertible into Units, issued as consideration to the sellers in connection with an acquisition, merger or similar transaction by the Company in a bona fide arm’s length transaction; or

(ii) Incentive Units, or any securities convertible into Incentive Units.

ARTICLE IV

CAPITAL CONTRIBUTIONS

4.1 Initial Contributions. As of the Effective Date, the Members have made the Capital Contributions set forth on Exhibit A.

4.2 Subsequent Contributions. No Member shall at any time be required to make any further Capital Contributions in excess of its initial Capital Contribution, unless otherwise approved by a majority of the Managers and all of the Members.

4.3 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. A Capital Contribution that has not been repaid is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.4 Advances by Members. If the Company does not have sufficient cash to pay its obligations or if the Managers determine that additional capital is required, any Member(s) that agrees to do so, with the Managers’ consent, may advance all or part of the needed or desired funds to or on behalf of the Company. An advance described in this Section 4.4 shall constitute a loan from the Member to the Company, shall bear interest at the General Interest Rate from the date of the advance until the date of payment, and shall not be a Capital Contribution.

4.5 Capital Accounts.

(a) A Capital Account shall be established and maintained for each Member in accordance with the following provisions.

(i) Each Member’s Capital Account shall be increased by (A) the amount of money contributed by that Member to the Company, (B) the Gross Asset Value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) allocations to that Member of Profits (or items thereof), including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations.

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(ii) Each Member’s Capital Account shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the Gross Asset Value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (D) allocations of Losses (or items thereof), including losses and deductions described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding items described in clause (C) above and losses or deductions described in Sections l .704-1(b)(4)(i) or 1.704-1(b)(4)(iii)of the Treasury Regulations.

(iii) The Members’ Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations and as required by the other provisions of Sections l .704-1(b)(2)(iv) and 1.704-1(b)(4) of the Treasury Regulations, including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations; provided, however, (A) immediately before the Members of Group 2 make the Capital Contribution set forth on Exhibit A, the Gross Asset Values of the Company’s assets as determined for book purposes will be adjusted to equal their respective Gross Asset Value as provided in Section 45(c)(iii). and the Capital Accounts of those Members of the Company existing immediately prior to the admission of the Group 2 Members shall be appropriately adjusted to equal the Capital Account balances set forth opposite the names of such holders on Exhibit A.

(iv) A Member that has more than one Unit shall have a single Capital Account that reflects all its Units, regardless of the class of Unit owned by that Member and regardless of the time or manner in which those Units were acquired. Upon the Transfer of all or part of a Unit, the Capital Account of the transferor Member that is attributable to the Transferred Unit or part thereof shall carry over to the transferee Member in accordance with the provisions of Section 1.704-1(b)(2)(iv)(l) of the Treasury Regulations.

(b) “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code shall be included in taxable income or loss), but with the following adjustments for such fiscal year or other period:

(i) Income of the Company that is exempt from federal income tax as described in Section 705(a)(l)(B) of the Code and not otherwise taken into account in computing Profits and Losses pursuant to this Section 4.5(b) shall be added to such taxable income or loss as if it were taxable income.

(ii) Any expenditures of the Company described in Section 705(a)(2)(8) of the Code, or treated as expenditures under Section 705(a)(2)(B) of the Code pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss as if such expenditures were deductible items.

(iii) If the Gross Asset Value of any Company asset is adjusted pursuant to this Agreement, the amount of the adjustment shall be taken into account as gain or loss from the disposition of the asset for purposes of computing such taxable income or loss.

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(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from the Gross Asset Value of the property.

(v) In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Book Depreciation for such fiscal year or other period.

(vi) Notwithstanding any other provision of this Agreement, any items that are specially allocated pursuant to Section 55 of this Agreement shall not be taken into account as taxable income or loss for purposes of computing Profits and Losses.

If the Company’s taxable income or taxable loss for the fiscal year or period, as adjusted pursuant to subparagraphs (i)-(vi) above, is a positive amount, that amount shall be the Company’s Profit for such fiscal year or other period; and if a negative amount, that amount shall be the Company’s Loss for such fiscal year or other period.

(c) “Gross Asset Value” means, for any asset, the asset’s adjusted basis for federal income tax purposes, except as set forth below:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of the asset on the date of determination, as determined by the contributing Member and the Company.

(ii) The Gross Asset Values of all assets shall be adjusted to equal their gross fair market values, as determined by the Managers, as of the following times: (A) the contribution of more than a de minimis amount of money or other property to the Company as a Capital Contribution by a new or existing Member, or the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of property as consideration for an interest in the Company, if the Managers reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (B) the issuance by the Company of an interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member or a new Member, if the Managers reasonably determine that such adjustment is necessary or appropriate; or (C) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, (1) immediately before the admission of the Group 2 Members on the Effective Date, the Gross Asset Value of the Company’s assets will be adjusted to equal their respective aggregate Gross Asset Value of $4,969,600, plus the Company’s liabilities as of such date as determined by the Managers.

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section l.704-l(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 4.5(c)(iv) to the extent the Managers determine that an adjustment pursuant to Section 4.5(c)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 45(c)(iv).

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(v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 4.5(c)(i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Book Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocation of Profits and Losses.

(a) For each taxable year or other applicable period, after adjusting each Member’s Capital Account for all Capital Contributions and distributions during such taxable year or other applicable period and all special allocations pursuant to Section 5.3(b) through Section 5.3(g) and Section 5.3(i) with respect to such taxable year or other applicable period, Profits, Losses and, to the extent necessary, individual items of income, gain, loss, deduction of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 5.3(b) through Section 5.3(g) and Section 5.3(i). the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 11.2(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value (assuming for this purpose only that the Gross Asset Value of an asset that secures a nonrecourse liability for purposes of Section 1.1001-2 of the Treasury Regulations is no less than the amount of such liability that is allocated to such asset in accordance with Section 1.704-2(d)(2) of the Treasury Regulations), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 11.2(d) to the Members, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Notwithstanding anything to the contrary in Section 5.1(a), the amount of items of Company expense and loss allocated pursuant to Section 5.1(a) to any Member shall not exceed the maximum amount of such items that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any taxable year or other applicable period, unless each Member would have an Adjusted Capital Account Deficit. All such items in excess of the limitation set forth in this Section 5.1(b) shall be allocated first, to Members who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances, adjusted as provided in clauses (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Member would be entitled to any further allocation, and thereafter, to each Member pro rata in accordance with such Member’s Sharing Ratio.

(c) Whenever a proportionate part of the Profits and Losses is allocated to a Member, every item of income, gain, loss, deduction, or credit entering into the computation of such Profit or Loss or arising from the transactions with respect to which such Profit or Loss were realized shall be credited or charged, as the case may be, to such Member in the same proportion; provided, however, that recapture income, if any, shall be allocated to the Members in the same manner as were the corresponding depreciation deductions.

5.2 Effect of Transfer of Unit. If a Transfer occurs during any fiscal year, the amount of Profits and Losses for such fiscal year shall be allocated to the Transferor and the transferee Member in proportion to the number of days each of the Transferor and the transferee Member held such Unit (or part thereof) during such fiscal year; provided, that, at the Managers’ discretion, the Transferor and the transferee Member may elect to allocate Profits and Losses in accordance with an interim closing of the books as permitted under Section 706 of the Code if the Transferor and the transferee Member bear all costs of such allocation. As of the date of such Transfer, the transferee Member shall succeed to the Capital Account of the Transferor with respect to the transferred Unit (or part thereof).

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5.3 Tax and Regulatory Allocations.

(a) Except as otherwise provided herein or otherwise provided by law, all items of Company income, gain, deduction, and loss shall be allocated among the Members, for federal, state, and local income tax purposes, in the same proportion as they share in the Profits and Losses to which such items relate. Any credits against income tax shall be allocated in accordance with the Members’ Units.

(b) Notwithstanding any other provision of this Agreement, if during any fiscal year any Member (i) receives a distribution of any cash or property from the Company and such distributions exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during such year, or (ii) receives any other adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) and, as a result of such adjustment, allocation, or distribution, such Member has a Qualified Income Offset Amount, then items of income and gain (including gross income) for such fiscal year or other period (and, if necessary, any subsequent fiscal year shall (prior to any other allocation pursuant to this Section 5.3(b)) be allocated to such Member in an amount equal to his Qualified Income Offset Amount; provided, however, that any allocation of income or gain shall be required under this sentence only if and to the extent that such Member would have a Qualified Income Offset Amount after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.3(b) were not contained herein. As used herein, the term “Qualified Income Offset Amount” for a Member means the excess, if any, of (x) the negative balance a Member has in its Capital Account following the adjustment, allocation, or distribution described in the preceding sentence, over (y) the maximum amount that it is obligated (or is deemed to be obligated) to restore in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(l), and 1.704-2(i)(5). This Section 5.3(b) is intended to satisfy the provisions of Treasury Regulations Section l .704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) Not with standing any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 5.3(c) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(d) Not with standing any other provisions of this Agreement, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Section l .704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section l .704-2(i)(4) of the Treasury Regulations. This Section 5.3(d) is intended to comply with the minimum gain chargeback requirement m Section l .704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

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(e) Nonrecourse Deductions (within the meaning of Section 1.704-2(b)(l) of the Treasury Regulations) for any fiscal year shall be allocated to the Members in accordance with their Sharing Ratios.

(f) Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(l) of the Treasury Regulations.

(g) To the extent that any adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

(h) If Company property is reflected in the Capital Accounts of the Members at a Gross Asset Value that differs from the adjusted tax basis of such property, allocations of depreciation, amortization, income, gain, or loss with respect to such property, as computed for income tax purposes only, shall be made among the Members in a manner that takes such difference into account in accordance with Treasury Regulations Section 1.704-3 for making allocations under Section 704(c) of the Code with respect to such property. Unless the Managers determine otherwise, the Company shall elect the “traditional method” described in Treasury Regulation Section l .704-3(b) where applicable. Such allocations shall not affect the Capital Accounts of the Members.

(i) The allocations set forth in Sections 5.3(b) through 5.3(g) (the “Regulatory Allocations”) shall be taken into account in allocating items of income, gain, loss, and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(j) The Company shall adjust the Capital Accounts of the Members to reflect a revaluation of Company property in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Unit; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) immediately prior to the issuance of any Unit subsequent to the date of this Agreement in exchange for past or future services; provided, however, that adjustments pursuant to clauses (i),(ii), (iii), and (iv) above need not be made if the Managers reasonably determine that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members.

(k) The allocation method set forth in this ARTICLE V is intended to allocate Profits and Losses to the Members for federal income tax purposes in accordance with their economic interests in the Company while complying with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If in the opinion of the Managers, the allocations of Profits or Losses pursuant to the preceding provisions of this ARTICLE V shall not (i) satisfy the requirements of Section 704(b) of the Code or the Treasury Regulations thereunder, (ii) comply with any other provisions of the Code or Treasury Regulations, or (iii) properly take into account any expenditure made by the Company or transfer of an interest in the Company in accordance with clauses (i) and (ii), then notwithstanding anything to the contrary contained in the preceding provisions of this ARTICLE V, Profits and Losses shall be allocated in such a manner so as to reflect properly (i), (ii), or (iii) above, as the case may be.

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5.4 Distributions Generally.

(a) The Managers shall review the Company’s accounts to determine whether distributions are appropriate. To the extent sufficient cash is available (as determined by the Managers), the Managers shall cause the Company to distribute to the Members cash in the minimum amount necessary such that each such Member receives at least such Member’s Tax Amount with appropriate adjustments to take into account the alternative minimum tax. Amounts distributed to a Member pursuant to this Section 5.4(a) shall be treated as an advance distribution to such Member of distributions pursuant to Section 5.6 and shall offset future distributions that such Member would otherwise be entitled to receive.

(b) No distribution shall be made which would reduce any Member’s Capital Account balance below zero, or cause the Company to breach or otherwise violate the Company’s debt obligations. If a distribution cannot be made because it would cause a Member to have a deficit in its Capital Account, any such distribution (a “Suspended Distribution”) that would have otherwise been made shall be set aside by the Company. All or a portion of any Suspended Distribution shall be made to the Member to whom the Suspended Distribution would otherwise have been made at the earliest possible time that such distribution can be made without causing a deficit in such Member’s Capital Account and shall be treated as a distribution pursuant to Section 5.6.

5.5 Distributions in Kind. No Member shall have the right to require the Company to make a distribution in any form other than in cash.

5.6 Distributions; Order of Priority. Except as otherwise specifically provided in Sections 5.4 and 11.2(d). distributions of cash or other property shall be made to the Members in accordance with the following:

(a) Distribution of Net Cash Flow From Operations. All distributions of Net Cash Flow from Operations shall be made the Members pro rata in accordance with the Members’ respective sharing ratios.

(b) Distribution of Capital Proceeds. All distributions of Net Capital Proceeds shall be made in the following order and priority:

(i) First, to each Group 2 Member in the proportion to which its Undistributed Capital Amount, if any, bears to the Undistributed Capital Amounts, if any,of all Group 2 Members, until each Group 2 Member’s Undistributed Capital Amount has been reduced to zero;

(ii) Second, to each Group 1 Member in the proportion to which its Undistributed Capital Amount, if any, bears to the Undistributed Capital Amounts, if any, of all Group I Members, until each Group 1 Member’s Undistributed Capital Amount has been reduced to zero;

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(iii) Third, to each Group 1 Member in the proportion to which its Undistributed Level 1 Appreciation Amount, if any, bears to the Undistributed Level 1 Appreciation Amount, if any, of all Group 1 Members, until each Group 1 Member’s Undistributed Level I Appreciation Amount has been reduced to zero; and

(iv) Thereafter, to the Members pro rata in accordance with the Members’ respective Sharing Ratios.

5.7 Restrictions on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member’s Units if such distribution would violate Section 101.206 of the Business Code or other applicable law.

5.8 Overriding Distribution Rules.

(a) Withheld Amounts. Each Member hereby authorizes the Managers to withhold and to pay over, or otherwise pay, to any federal, state,local, or foreign government any amounts required to be withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law as a result of the Member’s participation in the Company; if and to the extent that the Managers shall withhold any such amounts on account of a Member, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such amount is withheld, which payment shall be deemed to be a distribution with respect to such Member to the extent that the Member (or any successor to such Member’s Units) is then entitled to receive a distribution. To the extent that the aggregate amount of such withheld amounts with respect to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member. Such loan shall bear interest (which interest shall be treated as an item of income to the Company) at the lesser of the maximum rate permitted by law or the Default Interest Rate until discharged by such Member by repayment, which may be made in the sole discretion of the Managers out of distributions to which such Member would otherwise be subsequently entitled. Any withholdings or payments authorized by Section 5.2 shall be made in an amount determined by the Managers.

(b) Distributions in Liquidation of Member’s Units. For purposes of this Agreement, a liquidation of a Member’s Units means the termination of the Member’s entire Unit other than in connection with the dissolution, winding up, and termination of the Company. Where a Member’s Units are to be liquidated by a series of distributions, the Units shall not be considered as liquidated until the final distribution has been made. A distribution in liquidation of a Member’s Units shall be made by the end of the taxable year in which such liquidation occurs, or, if later, within 90 days after the Member’s Units are liquidated.

(c) Payments Not Deemed Distributions. Any amounts paid pursuant to Section 6.9 or ARTICLE VIII shall not be deemed to be distributions for purposes of this Agreement.

(d) Treatment of Merger Consideration. In the event of a merger between the Company and any other Person, the consideration payable to the Members pursuant to such transaction (whether in the form of cash, equity securities or otherwise) shall be paid to the Members as if such consideration was distributed to the Members pursuant to Section 5.6(b).

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5.9 Limitation on Allocations and Distributions to Incentive Members. Notwithstanding anything to the contrary in this Agreement, it is the intention of the Members that distributions and allocations to Incentive Members be limited to the extent necessary so that each related Incentive Unit constitutes a profits interest for federal income tax purposes. In furtherance of the foregoing, the Managers shall, if necessary, limit distributions and allocations to each Incentive Member so that such distributions and allocations do not exceed the available profits in respect of Incentive Member’s related profits interest. In the event that an Incentive Member’s distributions and allocations are reduced pursuant to the preceding sentence, an amount equal to such excess distributions and allocations shall be treated as instead apportioned to the other Members, and the Managers shall make adjustments to future distributions and allocations to the Members as promptly as practicable so that the Members are distributed and allocated on a cumulative basis the amount of Profits to which they would have been entitled had this Section 5.9 not been in effect; provided, that any distributions and allocations pursuant to this sentence shall be further subject to the provisions of this Section 5.9.

ARTICLE VI

MANAGERS

6 ..I Management by Managers.

(a) Except for situations in which the approval of the Members is required by the Certificate, this Agreement, or by nonwaivable provisions of applicable law, and subject to the provisions of Section 6.2 and Section 6.8, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers; and (ii) the Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

(b) Notwithstanding the provisions of Section 6.l(a). the Managers may not cause the Company to do any of the following without the consent of a Required Interest:

(i) Sell, lease, exchange, or otherwise dispose of (other than by way of a pledge, mortgage, deed of trust or trust indenture) all or substantially all the Company’s property and assets (with or without goodwill), outside the usual and regular course of the Company’s business;

(ii) Be a party to a merger or an exchange or acquisition of the type described in Chapter 10 of the Business Code;

(iii) Amend or restate the Certificate, except for the filing of Statements of Change of Registered Office/Agent with the Secretary of State of Texas; or

(iv) Increase or otherwise modify the Compensatory Interest Cap.

6.2 Actions by Managers; Committees; Delegation of Authority and Duties.

(a) In managing the business and affairs of the Company and exercising its powers, the Managers shall act (i) collectively through meetings and written consents pursuant to Sections 65 and 6.7,and (ii) through committees pursuant to Section 62(c). A Manager or a committee member may vote in person or by a proxy executed in writing by the Manager or committee member, as appropriate.

(b) All decisions of the Managers, unless specifically provided otherwise in this Agreement, shall require the approval of only a majority of the Managers; whenever this Agreement references the approval of, or an act of, “the Managers,” such act or approval shall only require a majority of the Managers.

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(c) The Managers may, from time to time, designate one or more committees, each of which shall be comprised of one or more Managers and may include non-Managers. Any such committee, to the extent provided in such resolution or in the Certificate or this Agreement, shall have and may exercise all of the authority of the Managers, subject to the limitations set forth in the Business Code and this Agreement. At every meeting of any such committee, the presence of a majority of all the members of the committee shall constitute a quorum. The affirmative vote of a majority of the members present shall be necessary for the adoption of any resolution. The Managers may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(d) Any Person dealing with the Company, other than a Member, may rely on the authority of any Manager or officer in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

6.3 Number and Term of Office. The number of Managers of the Company shall be three unless changed by vote of a Required Interest; provided, however, that, notwithstanding the foregoing, at any time and from time to time, the number of Managers may, upon the approval of the then current Managers, be increased to a maximum of ten. The Managers need not be Members or residents of the State of Texas. The board of Managers shall be constituted as follows:

(a) For so long as Horatio Lonsdale-Hands owns any Units, Horatio Lonsdale-Hands shall be entitled to appoint one Manager (the “HLH Manager”). The initial HLH Manager shall be Horatio Lonsdale-Hands.

(b) For so long as AIS owns Units comprising greater than 33% of the Units held by all Members, AIS shall be entitled to appoint one Manager (the “AIS Manager”). The initial AIS Manager shall be Martyn Element.

(c) For so long as the Converted Members own any Units, the Converted Members shall be entitled to appoint one Manager (the “Converted Member Manager’). The initial Converted Member Manager shall be Bryan Herr.

6.4 Vacancies; Removal; Resignation.

(a) In the event that a vacancy is created on the board of Managers at any time due to the death, disability, retirement, resignation or removal of a Manager, then the Members that were initially entitled to designate such Manager pursuant to Section 6.3 shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agrees to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy. In the event that such designating Member shall fail to designate in writing a representative to fill the vacant Manager position, and such failure shall continue for more than 30 days after notice from the Company to the designating Member with respect to such failure, then the vacant position shall be filled by the remaining Managers; provided, however, that such individual shall be removed from such position if the designating Member so directs and simultaneously designates a new Manager in accordance with Section 6.3.

(b) A Manager may be removed or replaced at any time, with or without cause, upon, and only upon, the written request of the Member entitled to designate such Manager pursuant to Section 6.3; provided, however, that in the event that the designating Member ceases to have the right to appoint a Manager pursuant to Section 6.3, such Manager may be removed or replaced by a Required Interest. Any such removal shall be effective immediately upon Member action even if successors are not elected simultaneously.

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(c) Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the remaining Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

6.5 Meetings of Managers.

(a) Unless otherwise agreed to by all of the Managers, the Managers shall hold at least one meeting each calendar year. Each Manager shall be entitled to all information supplied to, or otherwise obtained by, each other Manager in connection with all meetings of the Managers.

(b) Unless otherwise required by law or provided in the Certificate or this Agreement, a majority of the total number of Managers fixed by, or in the manner provided in, the Certificate or this Agreement shall constitute a quorum for the transaction of business of the Managers. A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

(c) Meetings of the Managers may be held at such place or places as shall be determined from time to time by resolution of the Managers. At all meetings of the Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d) In connection with any annual meeting of Members at which Managers were elected, the Managers may, if a quorum is present, hold their first meeting for the transaction of business immediately after and at the same place as such annual meeting of the Members. Notice of such meeting at such time and place shall not be required.

(e) Regular meetings of the Managers shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Notice of such regular meetings shall not be required.

(f) Special meetings of the Managers may be called by any Manager on at least 24 hours notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by the Certificate or this Agreement.

6.6 Approval or Ratification of Acts or Contracts by Members. The Managers in their discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by a Required Interest shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Manager and Member of the Company, unless the unanimous consent of the Members is required for such act or consent, in which case such unanimous consent must still be obtained. Failure of the Managers for any reason (or for no reason) to submit any act or contract to the Members for approval or ratification shall not in any way act to, or be deemed to, make such act or contract void or voidable.

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6.7 Action by Written Consent or Telephone Conference. Any action permitted or required by the Business Code, the Certificate, or this Agreement to be taken at a meeting of the Managers or any committee designated by the Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the number of Managers, or members of a committee designated by the Managers, as the case may be, having not less than the minimum number of votes required to take such action at a meeting at which all such Managers or members entitled to vote thereon were present and voted. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Texas, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers or any such committee, as the case may be. Subject to the requirements of the Business Code, the Certificate, or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, Managers, or members of any committee designated by the Managers, may participate in and hold a meeting of the Managers or any committee of Managers, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.8 Officers.

(a) Generally. The Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer or agent need be a resident of the State of Texas or a Member. Any officer so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to that Person. The Managers may assign titles to particular officers of the Company. Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Business Code, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Managers or (ii) any specific delegation of authority and duties made to the Managers or officers of the Company in this Agreement. Each officer of the Company shall hold office until his or her successor shall be duly designated and shall qualify, until his or her death, or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any,of the officers of the Company shall be fixed from time to time by the Managers.

(b) Resignation; Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managers whenever in their judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed.

6.9 Reimbursement. The Managers and the officers of the Company shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder.

6.10 Equity Equivalent Plans. The Managers are authorized to cause the Company to adopt a Phantom Equity Plan and, subject to the Compensatory Interest Cap, issue Phantom Units to the Company’s officers, managers, advisors, employees, and consultants in such amounts and on such terms and conditions as the Managers deem reasonable and in the best interests of the Company.

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ARTICLE VII

MEETINGS OF MEMBERS

7.1 Meetings.

(a) A quorum shall be present at a meeting of Members if the holders of a majority of the Sharing Rations are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of the Sharing Ratios of all Members entitled to vote is required by the Business Code or this Agreement, the affirmative vote of a majority of the Sharing Ratios of all Members entitled to vote at a meeting of Members at which a quorum is present shall be the act of the Members. For purposes of this Section 7.l(a) and each other provision of this ARTICLE Vil, an Incentive Member shall not be treated as a Member and, accordingly, shall not be entitled to vote on any matter.

(b) All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Texas as shall be specified or fixed in the notices or waivers of notice thereof; provided that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment, or other suitable electronic communications systems, pursuant to Section 7.5.

(c) Notwithstanding any other provisions of the Certificate or this Agreement, the chairman of the meeting or the holders of a Required Interest shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a vote of the holders of a Required Interest. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d) An annual meeting of the Members, for the election of the Managers and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Texas, on such date,and at such time as the Managers shall fix and set forth in the notice of the meeting, which date shall be within 13 months subsequent to the date of organization of the Company or the last annual meeting of Members, whichever most recently occurred.

(e) Special meetings of the Members for any proper purpose or purposes may be called at any time by the Managers or the holders of at least 10% of the Sharing Ratios of all Members. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining Members entitled to call a special meeting is the date any Member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

(f) Written or printed notice stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than IO nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at his address provided for in Section 12.2, with postage thereon prepaid.

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(g) The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Managers declaring a distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Members entitled to receive such distribution.

7.2 Voting List. The Managers shall make, at least 10 days before each meeting of Members, a complete list of the Members entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the Sharing Ratios held by each, which list, for a period of 10 days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting. The original membership records shall be prima-facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at the meeting.

7.3 Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram, or similar transmission by the Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Managers, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Managers, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after l l months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Sharing Ratios that are the subject of such proxy are to be voted with respect to such issue.

7.4 Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be a Manager approved by a majority of the Managers. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

7.5 Action by Written Consent or Telephone Conference.

(a) Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of not less than the minimum Sharing Ratios that would be necessary to take such action at a meeting at which the holders of all Sharing Ratios entitled to vote on the action were present and voted. No written consent shall be effective to take the action that is the subject to the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company in the manner required by this Section, a consent or consents signed by the holder or holders of not less than the minimum Sharing Ratios that would be necessary to take the action that is the subject of the consent are delivered to the Company by delivery to its registered office, its principal place of business, or the Managers. Delivery shall be by hand, certified or registered mail, return receipt requested, or by any other manner that the Managers (directly or indirectly) authorize. Delivery to the Company’s principal place of business shall be addressed to the Managers. A telegram, telex, cablegram, or similar transmission by a Member, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given to those Members who did not consent in writing to the action.

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(b) The record date for determining Members entitled to consent to action in writing without a meeting shall be the last date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office, its principal place of business, or the Managers.

(c) If any action by Members is taken by written consent, any articles or documents filed with the Secretary of State of Texas as a result of the taking of the action shall state, in lieu of any statement required by the Business Code concerning any vote of Members, that written consent has been given in accordance with the provisions of the Business Code and that any written notice required by the Business Code has been given.

(d) Members may participate in and hold a meeting by means of conference telephone or similar communications equipment, or another suitable electronic communications system (including video conferencing or the Internet), or any combination, by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VIII

INDEMNIFICATION

8.1 Right to Indemnification. The Company shall indemnify persons who are or were a Manager or officer of the Company both in their capacities as Managers and officers of the Company and, if serving at the request of the Company as a director, manager, officer, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise, in each of those capacities, against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (a) any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative (collectively, a “Proceeding”), (b) an appeal in such a Proceeding, or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Chapter 8 of the Business Code. The Company shall pay or reimburse, in advance of the final disposition of the Proceeding, to all persons who are or were a Manager or officer of the Company all reasonable expenses incurred by such person who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by Chapter 8 of the Business Code. The Company may indemnify persons who are or were an employee or agent (other than a Manager or officer) of the Company, or persons who are not or were not employees or agents of the Company but who are or were serving at the request of the Company as a director, manager, officer, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan, or other enterprise (collectively, along with the current and former Managers, officers, employees, and agents of the Company, such persons are referred to herein as “Corporate Functionaries”) against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from (x) any Proceeding, (y) an appeal in such a Proceeding, or (z) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Chapter 8 of the Business Code. The rights of indemnification provided for in this ARTICLE VIII shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of Members or as a matter of law or otherwise.

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8.2 Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a Corporate Functionary, whether or not the Company would have the power to indemnify him against the liability under the Business Code or this Agreement: provided, however, that if the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the Managers. Without limiting the power of the Company to procure or maintain any kind of insurance or arrangement, the Company may, for the benefit of persons indemnified by the Company, (a) create a trust fund, (b) establish any form of self-insurance, (c) secure its indemnification obligation by grant of any security interest or other lien on the assets of the Company, or (d) establish a letter of credit, guaranty, or surety arrangement. Any such insurance or other arrangement may be procured, maintained, or established within the Company or its Affiliates or with any insurer or other person deemed appropriate by the Managers regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Company. In the absence of fraud, the judgment of the Managers as to the terms and conditions of such insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive, and the insurance or arrangement shall not be voidable and shall not subject the Managers approving the insurance or arrangement to liability, on any ground, regardless of whether Managers participating in approving such insurance or other arrangement shall be beneficiaries thereof.

8.3 Savings Clause. If this ARTICLE VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer, or any other Person indemnified pursuant to this ARTICLE VIII as to costs,charges, and expenses (including attorneys’ fees),judgments,fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative,or investigative, to the fullest extent permitted by any applicable portion of this ARTICLE VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX

TAXES

9.1 Tax Returns. The Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.2. Each Member shall furnish to the Managers all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

9.2 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) To adopt the calendar year (or such other year as may be determined by the Managers from time to time) as the Company’s fiscal year;

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(b) If a distribution of Company property as described in Section 734 of the Code occurs or if a Transfer of a Membership Interest as described in Section 743 of the Code occurs, on written request of any Member but subject to the discretion of the Managers, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

(c) To elect to currently deduct or to amortize the organizational expenses of the Company and the startup expenditures of the Company ratably as permitted under Section 195 and Section 709 of the Code; and

(d) Any other election including whether the Company shall adopt a cash or accrual method of accounting as the Managers may deem appropriate and in the best interests of the Members.

Neither the Company nor any Manager or Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement (including Section 2.8) shall be construed to sanction or approve such an election.

9.3 Tax Matters Partner. The Managers shall designate one Manager that is a Member to be the “tax matters partner” of the Company pursuant to Section 623l(a)(7) of the Code (the “Tax Matters Partner”). The initial Tax Matters Partner shall be Horatio Lonsdale-Hands. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. The Tax Matters Partner shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each Member copies of all significant written communications it may receive in that capacity.

ARTICLE X

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1 Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members, its Managers, and each committee of the Managers. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Managers) in accordance with the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Section 4.5. All books and records of the Company shall be open to inspection by the Members during normal business hours. The calendar year shall be the accounting year of the Company or such other year as may be determined by the Managers from time to time.

10.2 Reports. Within a reasonable period after the end of each fiscal year during the term of the Company, the Managers shall cause each Member to be furnished with a balance sheet, an income statement, and a statement of changes in Members’ capital of the Company for, or as of the end of, that fiscal year.

10.3 Account. The Managers shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name and with financial institutions and firms that the Managers determine. The Managers may not commingle the Company’s funds with the funds of any Member; however, Company funds may be invested in a manner the same as or similar to the Managers’ investment of their own funds or investments by their Affiliates.

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ARTICLE XI

WINDING UP, LIQUIDATION, AND TERMINATION

11.1 Events Requiring Winding Up.

(a) The Company shall wind up its business and affairs upon the first to occur of the following:

(i) The vote or written consent of a Required Interest; or

(ii) Entry of a decree of winding up and termination of the Company under Section 11.314 of the Business Code.

(b) The event in subsection (a)(i) of this Section 11.1 shall cease to be an event requiring winding up if that decision is revoked in accordance with Section 11.4

11.2 Winding Up and Termination. If the business and affairs of the Company are to be wound up, the Managers shall act as liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Business Code. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after an event requiring winding up and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the event requiring winding up occurs or the final liquidation is completed, as applicable;

(b) The liquidator shall cause the notice described in Section 11.052 of the Business Code to be mailed to each known creditor of and claimant against the Company in the manner described in such Section 11.052;

(c) The liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation and any advances described in Section 4.4) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d) All remaining assets of the Company shall be distributed to the Members as follows:

(i) The liquidator may sell any or all Company property, including to Members, and any resulting Profit or Loss from each sale shall be computed and allocated to the Capital Accounts of the Members;

(ii) With respect to all Company property that has not been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized Profit, Loss, income, gain, loss, and deduction inherent in property that has not previously been reflected in the Capital Accounts would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution and any other adjustments to the Capital Account of the Members shall be made for the taxable year of the Company in which such liquidation occurs such that the Capital Account of each Member prior to the distributions contemplated in Section 1 l.2(d)(iii) equals (to the extent possible) the distribution to be received by such Member pursuant to Section 1l .2(d)(iii): and

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(iii) Company property shall be distributed among the Members in accordance with Section 5.6(b).and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

Notwithstanding the foregoing, the liquidator may place in escrow a reserve of cash or other assets of the Company for contingent liabilities in an amount determined by the liquidator to be appropriate for such purposes. All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 11.2. The distribution of cash or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete distribution to the Member with respect to its Membership Interest and the Member’s interest in the Company’s property, and constitutes a compromise to which all Members have consented within the meaning of Section 101.154 of the Business Code. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.3 Deficit Capital Account. Notwithstanding anything to the contrary in this Agreement, and notwithstanding any custom or rule of law to the contrary, if any Member has a negative balance in its Capital Account on the date of the liquidation of such Member’s “interest in the partnership” (within the meaning of Section l.704-l(b)(2)(ii)(g) of the Treasury Regulations) after taking into account allocations of Profits, Losses, and other items of income, gain, loss, deduction, or credit, and distributions of cash or property (in each case as provided in ARTICLE V), that Member shall have no obligation to restore the negative balance or to make any Capital Contribution by reason thereof, and the negative balance shall not be considered an asset or a liability of the Company or of any Member.

11.4 Certificate of Termination. On completion of the winding up and distribution of Company assets as provided herein, the Company is terminated, and the Managers (or such other Person or Persons as the Business Code may require or permit) shall file a Certificate of Termination with the Secretary of State of Texas, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the Company. To the extent permitted by the Business Code, after the termination of the Company, the Person or Persons who or which were at least a Required Interest immediately before the termination may agree or consent in writing to reinstate the Company in accordance with Subchapter E of Chapter 11 of the Business Code.

ARTICLE XII

GENERAL PROVISIONS

12.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment is made to that Member.

12.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or by delivering that writing to the recipient in person, by national commercial courier service, by facsimile transmission, or by electronic mail. A notice, request, or consent given under this Agreement: (a) by mail is deemed effective three Business Days after it is deposited in the United States mail in the manner specified herein; (b) by national commercial courier service will be deemed to have been given the first Business Day after it is delivered to such service; and (c) by facsimile or electronic mail will be deemed to have been given when sent. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or such other address as that Member may specify by notice to the other Members. Unless otherwise specified in this Agreement or otherwise permitted by the Managers, any notice, request, or consent to the Company or the Managers must be given to the Managers at the principal office of the Company. Whenever any notice is required to be given by law, the Certificate, or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein,shall be deemed equivalent to the giving of such notice.

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12.3 Entire Agreement. This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and supersedes all prior contracts or agreements of the Members and their Affiliates with respect to the Company, whether oral or written. However, nothing herein shall preclude some or all of the Members from entering into one or more separate agreements concerning voting, ownership, and Transfer of Membership Interests or shall preclude the Company from becoming a party to any such agreement.

12.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations under this Agreement or with respect to the Company is not a consent to or waiver of any other breach or default in the performance by that Person of the same or any other obligations of that Person under this Agreement or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to this Agreement or the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

12.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Managers and a Required Interest, except for any provision for which the approval of a greater specified portion of the Sharing Ratios of all Members entitled to vote is expressly required by this Agreement; provided, however, that (a) an amendment or modification decreasing a Member’s Membership Interest is effective only with that Member’s consent, except in connection with the admission of additional Members pursuant to Section 3.3, and (b) an amendment or modification reducing the required Membership Interest or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Members having the Membership Interest or other measure theretofore required.

12.6 Binding Effect. Subject to the restrictions on Transfer set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives,successors, and assigns.

12.7 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE ENFORCED UNDER AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any action is brought to enforce or interpret this Agreement, venue for such action shall be proper in Dallas County, Texas. The parties irrevocably (a) submit to the exclusive jurisdiction of the state courts of the State of Texas over any action or proceeding arising out of a breach of this Agreement, (b) agree that all claims in respect of such action or proceeding may be heard and determined in such courts, (c) waive, to the fullest extent they may effectively do so, the defense of an inconvenient or inappropriate forum to the maintenance of such action or proceeding, and (d) waive any defense based on lack of personal jurisdiction of any such purpose. In the event of a direct conflict between the provisions of this Agreement and (x) any provision of the Certificate, or (y) any mandatory provision of the Business Code, the applicable provision of the Certificate or the Business Code shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

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12.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

12.9 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for winding up the Company or for any partition of the property of the Company.

12.10 Dispute Resolution. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the validity, interpretation, enforceability, or breach thereof, which is not settled by agreement between the parties thereto, shall be settled by arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or any successor organization (the “Association”). The arbitration shall be conducted by one arbitrator, who shall be selected by obtaining a list of proposed arbitrators from the Association and allowing each party to the dispute to strike from such list the names of the persons such party believes should not serve as the arbitrator. The first person whose name appears on such list and is not stricken by a party to the dispute shall serve as the arbitrator. The arbitrator thus selected shall determine the controversy in accordance with the terms of this Agreement and the laws of the State of Texas as applied to the facts found by him. The parties to such dispute shall be entitled to conduct reasonable discovery, in accordance with the Texas Rules of Civil Procedure and applicable case law, prior to the arbitration hearing. The decision of the arbitrator shall be final and binding on the parties thereto. A judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of such arbitration, including the fee, if any, of the arbitrator, shall be divided between the parties to the dispute on an equal basis unless otherwise specified in the arbitrator’s award. Each party to the dispute shall pay the fees and expenses of its own witnesses and counsel, unless the arbitrator shall specify otherwise in the award.

12.11 Indemnification. To the fullest extent permitted by law, each Member shall indemnify the Company, each Manager, and each other Member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including costs of suit and attorney’s fees) they may incur on account of any breach by that Member of this Agreement.

12.12 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, including the restrictions on the Transfer of Membership Interests set forth in ARTICLE III,and (b) all of the provisions of the Certificate. Each Member hereby agrees that this Agreement constitutes adequate notice of all such provisions, including any notice requirement under Section 3.205 of the Business Code and Chapter 8 of the Texas Uniform Commercial Code,and each Member hereby waives any requirement that any further notice thereunder be given.

12.13 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (PDF)), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. At the request of any party, the parties will confirm facsimile or PDF counterparts by signing a duplicate original document.

12.14 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

12.15 Spouses. By executing this Agreement, each spouse of a Member agrees to be bound in all respects by the terms of this Agreement to the same extent as a Member. Each spouse further agrees that should such spouse predecease the Member to whom such spouse is married or should such spouse become divorced from such Member, the Units which such spouse may own or in which such spouse may have an interest shall remain subject to all of the restrictions and to all of the rights of the Members contained in this Agreement.

12.16 Representation. The Company and each of the Members acknowledge and understand that Gardere Wynne Sewell LLP has represented only the Company in connection with the preparation of this Agreement, and that Gardere Wynne Sewell LLP has not represented any of the Members regarding this Agreement or any of the transactions contemplated in connection herewith. Each of the Members acknowledges and affirms that such Member has had the opportunity to and has been advised to consult with legal counsel of its choosing regarding this Agreement and the transactions contemplated in connection herewith and that it has not relied upon Gardere Wynne Sewell LLP to provide it with any legal advice, nor has Gardere Wynne Sewell LLP provided any such advice.

[Remainder of page intentionally left blank; signature pages follow]

The Members have executed this Amended and Restated Company Agreement of Buda Juice, LLC as of the Effective Date.

MEMBERS:

/s/ Horatio Lonsdale-Hands
Horatio Lonsdale-Hands, individually

/s/ Bernard L. Nussbaumer
Bernard L. Nussbaumer, individually

/s/ Bryan Herr
Bryan Herr, individually

/s/ Michael Newman
Michael Newman, individually

A.I.S. RESOURCES LIMITED, a Bahamian corporation

By:
Martyn Element, President & Chief Executive Officer

[Additional Members by Consent and Certification]

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY AGREEMENT OF BUDA JUICE, LLC]

SCHEDULE 1

Definitions

“Acquisition Transaction” has the meaning given that term in Section 3.8(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments: (i) any amounts that such Member is, or is deemed to be, obligated to restore pursuant to Section l.704-l(b)(2)(ii)(c) of the Treasury Regulations, the penultimate sentence of Section l.704-2(g)(l) of the Treasury Regulations, or the penultimate sentence of Section l.704-2(i)(5) of the Treasury Regulations, shall be credited to such Capital Account; and (ii) the items described in Sections l.704-l(b)(2)(ii)(d)(4), (5), and (6) of the Treasury Regulations shall be debited to such Capital Account. For these purposes, no Member who has an unconditional obligation to restore any deficit balance in his Capital Account in accordance with the requirements of Section l .704-1(b)(2)(ii)(b)(3) of the Treasury Regulations shall have an Adjusted Capital Account Deficit. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section l.704-l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning given that term in the preamble hereof.

“AIS” means A.I.S. Resources Limited, a Bahamian corporation.

“AIS Manager” has the meaning given that term in Section 6.3(b).

“Association” has the meaning given that term in Section 12.10.

“Award Agreement” means a written agreement between the Company and a recipient of Incentive Units documenting an award thereof and pursuant to which the recipient agrees to the terms and conditions of this Agreement and such other terms and conditions as the Managers may prescribe.

“Bankrupt Member” has the meaning given that term in Section 3.l0(a).

“Bankruptcy Company Notice Deadline” has the meaning given that term in Section 3.l0(b).

“Bankruptcy Notice” has the meaning given that term in Section 3.l0(a).

“Bankruptcy Units” has the meaning given that term in Section 3.l0(a).

“Book Depreciation” means for any asset for any fiscal year or other period an amount that bears the same ratio to the Gross Asset Value of that asset at the beginning of such fiscal year or other period as the federal income tax depreciation, amortization, or other cost recovery deduction allowable for that asset for such year or other period bears to the adjusted tax basis of that asset at the beginning of such year or other period. If the federal income tax depreciation, amortization, or other cost recovery deduction allowable for any asset for such year or other period is zero, the Book Depreciation for that asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

SCHEDULE 1 - PAGE 1

“Business Code” means the Texas Business Organizations Code and any successor statute, as amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Capital Account’ means the capital account maintained for a Member pursuant to Section 45.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Capital Event” means (i) a sale or other disposition of all or substantially all of the Company’s assets or (ii) an insurance recovery or other transaction that is considered capital in nature (under the United States generally accepted accounting principles) to which the Company is a party.

“Capitalization Table” means the capitalization table of the Company maintained in the Company’s books and records, and as such set forth in Exhibit A as of the Effective Date, and as may be amended from time to time in accordance with this Agreement.

“Certificate” has the meaning given that term in Section 2.1.

“Closing” means the closing of a Transfer of Units pursuant to ARTICLE Ill.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” has the meaning given that term in the preamble of this Agreement.

“Company Minimum Gain” has the meaning set forth for partnership minimum gain in Section l .704-2(b)(2) of the Treasury Regulations.

“Company Nonrecourse Deduction” has the meaning set forth in Section 1.704-2(b)(l) of the Treasury Regulations.

“Compensatory Interest Cap” means, as of a given date of determination, a number of Incentive Units and Phantom Units (with each Phantom Unit being treated as a Unit) representing, in the aggregate, 10% of all Units then outstanding.

“Consent and Certification” means a Consent and Certification in the form required by the Company, which shall be substantially in the form of Exhibit B.

“Converted Members” means each of Michael Newman and Bryan Herr.

“Corporate Functionaries” has the meaning given that term in Section 8.1.

“Co-Sale Election Notice” has the meaning given that term in Section 3.7(a).

“Co-Sale Multipller” means, with respect to the sale of any Units, at the time of any Co-Sale Transaction, a multiplier equal to the quotient of (i) the number of Units being sold by the Seller in such Co-Sale Transaction divided by (ii) the number of Units then owned by the Seller.

“Co-Sale Transaction” has the meaning given that term in Section 3.7.

SCHEDULE 1 - PAGE 2

“Death Company Notice Deadline” has the meaning given that term in Section 3.9(b).

“Death Notice” has the meaning given that term in Section 3.9(a).

“Default Interest Rate” means a rate per annum equal to the lesser of (a) the General Interest Rate, plus 2% per annum, and (b) the maximum rate permitted by applicable law.

“Designated Fair Market Value” means, with respect to any Units or any property, the fair market value as determined by one of the following methods: (i) by the agreement of the Managers or (ii) if an agreement cannot be reached by the Managers pursuant to (i) above, then by an accounting firm or financial appraisal firm chosen by the Managers. Any valuation of Units shall be made based on what an unaffiliated third party would pay for 100% of the Units, multiplied by the percentage of the Units to be Transferred, subject to applicable discounts for minority ownership or lack of marketability. Further, any valuation of Units shall be made without regard to the death or disability of any of the Managers, and any such valuation made in connection with a proposed Transfer of Units shall not take into account such Transfer or the death of a Member requiring such Transfer. If the Designated Fair Market Value is determined pursuant to method (ii) above, the fees and expenses of the firm that determines the Designated Fair Market Value shall be borne 50% by the transferor and 50% by the transferee or transferees of the Units.

“Divorce Notice” has the meaning given that term in Section 3.10(e)(i).

“Divorced Member” has the meaning given that term in Section 3.10(e).

“Divorced Spouse” has the meaning given that term in Section 3.10(e)(i).

“Divorced Spouse’s Interest” has the meaning given that term in Section 3.10(e)(i).

“Effective Date” has the meaning given that term in the preamble hereof.

“Equity Members” means Members holding Equity Units; provided, however, that with respect to a Member that holds both Equity Units and Incentive Units, any reference to Equity Member shall be deemed to refer to such Member solely with respect to such Member’s Equity Units.

“Equity Units” means Units that are not Incentive Units.

“Estate Units” has the meaning given that term in Section 3.9(a).

“GAAP” means United States generally accepted accounting principles.

“General Interest Rate” means a rate per annum equal to the lesser of (a) 8% per annum and (b) the maximum rate permitted by applicable law.

“Group I” shall mean the Members set forth on Exhibit A under the heading “Group l”.

“Group 2” shall mean the Members set forth on Exhibit A under the heading “Group 2”.

“Gross Asset Value” has the meaning given that term in Section 4.5(c).

“HLH Manager” has the meaning given that term in Section 6.3(a).

SCHEDULE 1 - PAGE 3

“Incentive Members” means Members holding Incentive Units; provided, however, that with respect to a Member that holds both Equity Units and Incentive Units,any reference to Incentive Member shall be deemed to refer to such Member solely with respect to such Member’s Incentive Units.

“Incentive Units” has the meaning given that term in Section 3.3(a).

“Losses” has the meaning given that term in Section 4.5(b).

“Manager” means any Person or Persons named in Section 6.3 as an initial Manager of the Company and any Person or Persons hereafter elected as a Manager of the Company as provided in this Agreement, but does not include any Person who has ceased to be a Manager of the Company. Whenever in this Agreement a reference is made to the Managers, such reference shall include a sole Manager, who shall have all the authority of the Managers set forth herein.

“Maximum Co-Sale Units” means, with respect to any Remaining Member in connection with any Co-Sale Transaction, a number of Units equal to the product of (i) the number of Units then owned by such Remaining Member multiplied by (ii) the Co-Sale Multiplier.

“Member’’ and “Members” mean any Person executing this Agreement as of the Effective Date as a Member or hereafter admitted to the Company as a Member, but does not include any Person who has ceased to be a Member in the Company. Members are,and shall be, listed on Exhibit A.

“Member Minimum Gain” means partnership minimum gain attributable to partner nonrecourse debt as determined under the rules of Section l .704-2(i) of the Treasury Regulations.

“Member Nonrecourse Deductions” has the meaning set forth for partner nonrecourse deductions in Section l .704-2(i)(2) of the Treasury Regulations.

“Member Representative” means, with respect to a deceased Member, such deceased Member’s heirs, devisees, legatees, executors, administrators,or representatives, as applicable.

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise) and allocations and the Member’s right to vote or consent regarding that interest as provided in this Agreement.

“Net Capital Proceeds” means, with respect to a specified Capital Event, and amount equal to:

(i) the sum of (A) the aggregate proceeds from such Capital Event plus (B) all reserves that have been previously set aside from the proceeds of prior Capital Events, to the extent the Managers deem such reserves available for distribution, minus

(ii) the sum of all amounts paid from the proceeds of such Capital Event for (A) Company expenses incurred in connection with the Capital Event, including legal and accounting fees,and (B) the repayment of any Company indebtedness, including accrued but unpaid interest.

“Net Cash Flow from Operations” means, for each fiscal year of the Company (or for such other period for which Net Cash Flow from Operations is required to be determined) an amount equal to:

(i) All cash and other receipts, other than Net Capital Proceeds, arising out of the ownership, maintenance or operation of the Company’s assets during such fiscal year; minus

SCHEDULE 1 - PAGE 4

(ii) The sum of (A) all Operating Expenses paid in cash during such fiscal year (other than Operating Expenses paid in cash during such fiscal year to the extent such expenses have been withdrawn from reserves established in a prior fiscal year). plus (8) the aggregate of all cash payments made during such fiscal year with respect to the repayment of principal as it becomes due on any loans secured by the Company’s assets or any other Company indebtedness incurred in connection with the Company’s assets. plus (C) the amount of the entire reserve balance during such fiscal year.

“New Units” has the meaning given that term in Section 3.3.

“Non-Bankrupt Members” has the meanings given those terms in Section 3.l0(c).

“Note” has the meaning given that term in Section 3.1l(b){i). “Offered Units” has the meaning given to that term in Section 3.6(a). “Offeror’ has the meaning given to that term in Section 3.8{b).

“Operating Expenses” means all expenses of every kind and nature incurred by the Company in connection with the business of the Company, including debt service (other than debt service repaid from Net Capital Proceeds), and audit and legal expenses.

“Original Agreement” has the meaning given to that term in the recitals hereof.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association, or other entity.

“Phantom Equity Plan” means a written compensation plan, pursuant to which the Company will grant to one or more of the Company’s officers, managers, advisors, employees, or consultants incentive compensation in the form of equity equivalent or so-called “phantom equity” interests in the Company, where such interests do not provide any opportunity for actual ownership of any membership interest or other equity interest in the Company.

“Phantom Units” means units of equity equivalent or so-called “phantom equity” interests in the Company issued pursuant to a Phantom Equity Plan.

“Preemptive Rights Notice” has the meaning given that term in Section 3.lS(a).

“Principal” means, with respect to a Member that is not a natural person, any natural person holding, directly or indirectly, 100% of such Members outstanding equity interests.

“Proceeding” has the meaning given that term in Section 8.l.

“Profits” has the meaning given that term in Section 45(b).

“Qualified Income Offset Amount” has the meaning given to that term in Section 5.3(b).

“Reduced Co-Sale Amount” means, with respect to the Seller or any Remaining Member that elected to Transfer Units to the prospective purchaser or transferee in a Co-Sale Transaction, a number of Units equal to the product of (i) the total number of Units that such prospective purchaser or transferee agrees to purchase multiplied by (ii) the Reduced Co-Sale Multiplier.

SCHEDULE 1 - PAGE 5

EXHIBIT A

Capitalization Table*

Member Name and Address	Undistributed Capital Amount	Undistributed Level l Appreciation Amount	Capital Account Balance	Units**	Sharing Ratio***
GROUP 1
Horatio Lonsdale-Hands	$131,904	$2,319,030	$2,450,934	7,777,854	25.93%
Bernard L. Nussbaumer	$163,406	$2,319,030	$2,482,436	7,777,854	25.93%
Group 1 Subtotal	$295,310	$4,638,060	$4,933,370	15,555,708	51.85%
GROUP 2
Bryan Herr	$960,756	$0	$960,756	4,003,151	13.34%
Michael Newman	$105,874	$0	$105,874	441,142	1.47%
Group 2 Subtotal	$1,066,630	$0	$1,066,630	4,444,292	14.81%
GROUP 3
[Available Units]	$1,579,959	$0	$1,579,959	5,266,531	17.56%
European Investment Fund	$250,000	$0	$250,000	833,333	2.78%
Lomah, Ltd. [Canada]	$770,841	$0	$770,841	2,569,471	8.56%
A.I.S. Resources Ltd. [Canada]	$399,200	$0	$399,200	1,330,665	4.44%
Group 3 Subtotal	$3,000,000	$0	$3,000,000	10,000,000	33.33%
All Members Total	$4,361,940	$4,638,060	$9,000,000	30,000,000	100.00%

*Current as of September 30, 2015 on a fully-diluted basis, assuming the issuance of all “[Available Units!” as contemplated by the Company’s current equity offering.

**The board of Buda Juice, LLC has approved an incentive plan providing for the issuance to management and employees of up to 3,000,000 equity-equivalent Units, which equity-equivalent Units shall be issued based upon a per Unit price of $0.30 and subject to a three year vesting schedule.

**All Sharing Ratio percentages are rounded to the nearest one-hundredth of one percent (0.01%).

“Reduced Co-Sale Multiplier” means, with respect to the Seller or any Remaining Member that elected to Transfer Units to the prospective purchaser or transferee in a Co-Sale Transaction, a multiplier equal to the quotient of (i) the number of Units offered for sale by the Seller or such Remaining Member, as applicable, as reflected in the ROFR Sale Notice or such Remaining Member’s Co-Sale Election

Notice, as applicable, divided by (ii) the total number of Units offered for sale by the Seller and all such Remaining Members.

“Regulatory Allocations” has the meaning given that term in Section 5.3(i).

“Remaining Bankruptcy Units” has the meaning given that term in Section 3.10(c).

“Remaining Estate Units” has the meaning given to that term in Section 3.9(c).

“Remaining Members” has the meaning given to that term in Section 3.6(a).

“Remaining Offered Units” has the meaning given to that term in Section 3.6(c).

“Required Interest”’ means one or more Members having among them more than 55% of the Sharing Ratios of all Members.

“ROFR Company Notice Deadline” has the meaning given to that term in Section 3.6(b).

“ROFR Purchase Price” has the meaning given to that term in Section 3.6(a).

“ROFR Sale Notice” has the meaning given to that term in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Ratio” with respect to any Member means the percentage set forth opposite each Member’s name on the Capitalization Table. Each Member’s Sharing Ratio shall be calculated by dividing such Member’s Units by the aggregate number of Units then issued and outstanding.

“Surviving Members” has the meaning given that term in Section 3.9(a).

“Suspended Distribution” has the meaning given to that term in Section 5.4(b).

“Tax Amount” means, with respect to a Member for a fiscal year, an amount equal to the lesser of (i) the product of the cumulative historic taxable income allocated to such Member pursuant to this Agreement and after taking into account any taxable loss so allocated to such Member) for all fiscal years, or portions thereof, ending on or before or which includes such current fiscal year multiplied by the Tax Rate applicable to such income, or (ii) the product of the taxable net income allocated to such Member pursuant to this Agreement for such fiscal year multiplied by the Tax Rate.

“Tax Matters Partner” has the meaning given to that term in Section 9.3.

“Tax Rate” for a taxable year means the highest marginal individual United States federal Medicare tax rates (imposed by Section 1411 of the Code on income and gain of the Company) and federal income tax rates (imposed by Section l of the Code or any successor provision applicable to income or gain of the Company) and by the equivalent provisions of state and local individual income tax law applicable to an individual resident of Texas (or such other jurisdiction selected by the Managers in their discretion for such taxable year), and giving effect to the character of the income or gain and the benefits of the deductibility of state or local income taxes, if available.

SCHEDULE 1 - PAGE 6

“Transfer,” “Transferring,” or “Transferred” means a sale, assignment, transfer, exchange, gift, mortgage, encumbrance, pledge, grant of a security interest, or other disposition, whether voluntarily or involuntarily by operation of law, whether or not for consideration.

“Transferor” means a Member effecting the Transfer of a Unit or any part thereof in accordance with this Agreement.

“Treasury Regulations” means the Department of Treasury Regulations promulgated under the Code, whether proposed, temporary, or final, as amended and in effect (including corresponding provisions of succeeding regulations).

“Undistributed Capital Amount’ means, with respect to each Member as of any date, an amount equal to all Capital Contributions made by such Member to the Company and decreased by distributions to such Member pursuant to Section 5.6(b)(i), provided that for purposes of this definition (i) each Capital Contribution shall be deemed to have been made on the date such contribution is actually received and accepted by the Company and (ii) the distribution date with respect to any distribution shall be deemed to be the date on which such distribution is actually made.

“Undistributed Level I Appreciation Amount” shall mean, with respect to each Group I Member as of any date, an account maintained by the Company having an initial balance as set forth on Exhibit A under the heading “Undistributed Level 1 Appreciation Amount” for each such Member that is decreased (not below zero) by distributions to such the Member pursuant to Section S.6(b)(iii) in respect of the Member’s Undistributed Level I Appreciation Amount.

SCHEDULE 1 - PAGE 7

EXHIBIT B

Consent and Certification

The undersigned, having acquired a membership interest units (the “Units”) in Buda Juice, LLC, a Texas limited liability company (the “Company”), hereby agrees to be bound by the terms and conditions of the Amended and Restated Company Agreement of the Company, as the same may be hereafter amended, restated, or otherwise modified in accordance with its terms (the “Company Agreement”), the form of which is attached hereto. In particular, but not by way of limitation, the undersigned agrees to be bound by the limitations on transfer and rights related to transfer of Units set forth in ARTICLE III of the Company Agreement

Print Name of Member:	Horatio Lonsdale-Hands
Address:	2919 Magnolia Hill Cout
Dallas, texas 75201
U.S.A.
Number of Units Owned:	7,777,854

SIGNATURE OF MEMBER

Horatio Lonsdale-Hands
Name & Title (if applicable):	Horatio Lonsdale-Hands
Date:	November 17, 2015.

By execution of this Consent and Certification, the spouse of the above Member consents to, and agrees to be bound by, the terms and conditions of the Company Agreement as they may affect such spouse’s interest in the Units of the Member to whom such spouse is married, or in any rights, benefits, or other attributes of such Units, as community property. Without limiting the generality of the preceding sentence, such spouse agrees to the terms of ARTICLE lll and Section 12.I5 of the Agreement.

/s/ Horatio Lonsdale-Hands
SIGNATURE OF SPOUSE OF MEMBER

Printed Name:	Horatio Lonsdale-Hands

SPOUSAL CONSENT

By execution of this Agreement, the spouse of Horatio Lonsdale-Hands consents to, and agrees to be bound by, the terms and conditions of the Amended and Restated Company Agreement of Buda Juice, LLC as they may affect such spouse’s interest in the Units of the Member to whom such spouse is married, or in any rights, benefits, or other attributes of such Units, as community property. Without limiting the generality of the preceding sentence, such spouse agrees to the terms of ARTICLE Ill and Section 12.15 of the Agreement.

/s/ Horatio Lonsdale-Hands
SIGNATURE OF SPOUSE OF MEMBER

Printed Name:	Horatio Lonsdale-Hands

[SPOUSAL CONSENT TO AMENDED AND RESTATED COMPANY AGREEMENT OF BUDA JUICE, LLC]

SPOUSAL CONSENT

By execution of this Agreement, the spouse of Bernard L. Nussbaumer consents to, and agrees to be bound by, the terms and conditions of the Amended and Restated Company Agreement of Buda Juice. LLC as they may affect such spouse’s interest in the Units of the Member to whom such spouse is married, or in any rights, benefits, or other attributes of such Units, as community property. Without limiting the generality of the preceding sentence, such spouse agrees to the terms of ARTICLE III and Section 12.15 of the Agreement.

/s/ Bernard L. Nussbaumer
SIGNATURE OF SPOUSE OF MEMBER

Printed Name:	Bernard L. Nussbaumer

[SPOUSAL CONSENT TO AMENDED AND RESTATED COMPANY AGREEMENT OF BUDA JUICE, LLC]

Consent and Certification

The undersigned, having acquired a membership interest units (the “Units”) in Buda Juice, LLC, a Texas limited liability company (the “Company”), hereby agrees to be bound by the terms and conditions of the Amended and Restated Company Agreement of the Company, as the same may be hereafter amended, restated, or otherwise modified in accordance with its terms (the “Company Agreement”), the form of which is attached hereto. In particular, but not by way of limitation, the undersigned agrees to be bound by the limitations on transfer and rights related to transfer of Units set forth in ARTICLE Ill of the Company Agreement.

Print Name of Member:	Bernard L. Nussbaumer
Address:	5000 SENECA DR.
Dallas, tx 75209
U.S.A.
Number of Units Owned:	7,777,854

SIGNATURE OF MEMBER

Horatio Lonsdale-Hands
Name & Title (if applicable):	B.L. Nussbaumer
Date:	11/17/25

By execution of this Consent and Certification, the spouse of the above Member consents to, and agrees to be bound by, the terms and conditions of the Company Agreement as they may affect such spouse’s interest in the Units of the Member to whom such spouse is married, or in any rights, benefits, or other attributes of such Units, as community property. Without limiting the generality of the preceding sentence, such spouse agrees to the terms of ARTICLE Ill and Section 12.15 of the Agreement.

/s/ Bernard L. Nussbaumer
SIGNATURE OF SPOUSE OF MEMBER

Printed Name:	Bernard L. Nussbaumer

The Members have executed this Amended and Restated Company Agreement of Buda Juice, LLC as of the Effective Date.

MEMBERS:

/s/ Horatio Lonsdale-Hands
Horatio Lonsdale-Hands, Individually

/s/ Bernard L. Nussbaumer
Bernard L. Nussbaumer, Individually

/s/ Bryan Herr
Bryan Herr, individually

/s/ Michael Newman
Michael Newman, individually

A.I.S. RESOURCES LIMITED, a Bahamian corporation

By:
Martyn Element, President & Chief Executive Officer

[Additional Members by Consent and Certification]

[SIGNATURE PAGE TO AMENDED AND RESTATED COMPANY AGREEMENT OF BUDA JUICE, LLC]